Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIOFUEL ENERGY CORP.

The name of the corporation is BioFuel Energy Corp. (hereinafter the “Corporation”).  The Corporation was originally incorporated under the name “Greenlight BFE Holdings, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 11, 2006.  This Amended and Restated Certificate of Incorporation of the Corporation, which both amends and restates the provisions of the Corporation’s Certificate of Incorporation, was duly adopted by the Board of Directors of the Corporation and approved by the stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is BioFuel Energy Corp.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.  The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

SECTION 4.01.  Authorized Capital Stock.  The total number of shares of capital stock which the Corporation shall have the authority to issue is 155,000,000 shares, consisting of (a) 100,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), (b) 50,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”) and (c) 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).  The number of authorized shares of any of the Common Stock, the Class B Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding and subject to Section 5.01(c) hereof) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock, the

Class B Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

SECTION 4.02.  Preferred Stock.  The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the voting powers (if any) of the shares of such series, preferences and relative, participating, optional or other special rights or privileges, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.  The voting powers, preferences and relative, participating, optional and other special rights and privileges of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4.03.  Common Stock and Class B Common Stock.  (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and shall vote at all times, except as otherwise required by this Amended and Restated Certificate of Incorporation or applicable law, together with the holders of Class B Common Stock as one class; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(b)  The Corporation shall issue to each holder of one or more Units (as defined in the LLC Agreement referred to below) of BioFuel Energy, LLC, a Delaware limited liability company (the “LLC”), one share of Class B Common Stock for each Unit held by such holder.  Each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and shall vote at all times, except as otherwise required by this Amended and Restated Certificate of Incorporation or applicable law, together with the holders of Common Stock as one class; provided, however, that to the fullest extent permitted by law, holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred

Stock) or pursuant to the DGCL.  The Corporation shall not subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by any reverse stock split, reclassification or otherwise) the Class B Common Stock unless an identical event is occurring with respect to the Common Stock. In the event of any such subdivision or combination of the Common Stock, the Class B Common Stock shall automatically be subdivided or combined concurrently with and in the same manner as the Common Stock.

SECTION 4.04.  Dividends.  Dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine and may be paid in cash, in property or in shares of the Corporation’s capital stock.  Any distributions that may be paid by the LLC to the Corporation pursuant to Section 4.01(a) of the limited liability company agreement of the LLC, as amended (the “LLC Agreement”), shall, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, automatically be payable directly to the holders of the Common Stock pro rata in accordance with the provisions of the LLC Agreement.  No dividends or other distributions may be declared or paid on, or in respect of, the Class B Common Stock.

SECTION 4.05.  Dissolution, Liquidation or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock held by each such stockholder. The holders of shares of Class B Common Stock, in such capacity and in respect of their shares of Class B Common Stock, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

SECTION 4.06.  Retirement of Class B Common Stock.  In the event that any holder of Class B Common Stock exchanges any Unit held by such holder pursuant to Article V hereof and the LLC Agreement, the shares of Class B Common Stock attributable to such exchanged Unit shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and thereupon shall be retired.

ARTICLE V

SECTION 5.01.  Exchange of Units.  (a) The LLC Agreement provides that each holder of a Unit (other than the Corporation) shall be entitled to exchange, at any time and from time to time, any or all of such holder’s Units, in accordance with, and subject to, the terms of the LLC Agreement.

(b)  As promptly as practicable following the surrender for exchange of Units in the manner provided in the LLC Agreement, the Corporation shall deliver or cause to be delivered at the principal executive offices of the Corporation or at the office of the transfer agent the number of shares of Common Stock issuable upon such exchange, issued in such name or names as such holder may direct, and the person or persons in whose name or names the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock.

(c)  Shares Reserved for Issuance.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon exchange of the Units, such number of shares of Common Stock that shall be issuable upon the exchange of all such outstanding Units; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the Units by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.  The Corporation shall use commercially reasonable efforts to list the shares of Common Stock required to be delivered upon exchange (i) in the case of shares of Common Stock to be issued upon exchange of Units outstanding at the time of any initial public offering of the Common Stock, concurrently with the listing upon any national securities exchange of any shares of Common Stock offered and sold pursuant to such initial public offering and (ii) in all other cases, prior to such delivery, in each case upon each national securities exchange or inter-dealer quotation system upon which the outstanding Common Stock may be listed or traded at the time of such delivery.  All shares of Common Stock that shall be issued upon exchange of the Units will, upon issue, be validly issued, fully paid and non-assessable.

(d)  Taxes.  The issuance of shares of Common Stock upon exchange of Units shall be made without charge to the holders of such Units for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares are to be issued in a name other than that of the holder of the Units exchanged, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

SECTION 5.02.  Amendment of Article V.  Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and in addition to any other vote required by the DGCL or elsewhere in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority in voting power of the Class B Common Stock, voting separately as a class, shall be required to alter, amend or repeal this Article V or to adopt any provision inconsistent therewith.

ARTICLE VI

SECTION 6.01.  Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of the Board.  The number of the directors of the Corporation shall be fixed in the manner provided in the Bylaws. The directors, other than those who may be elected by the holders of any series of Preferred Stock pursuant to the provisions of this Amended and Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such class or series of stock adopted by the Board, shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until each of their successors shall have been elected and qualified. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

SECTION 6.02.  Filling of Newly Created Directorships and Vacancies.  Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

SECTION 6.03.  Qualifications of Directors.  There shall be no limitation on the qualifications of any person to be a director or on the ability of any director to vote on any matter brought before the Board, except (a) as required by applicable law or (b) as set forth in this Amended and Restated Certificate of Incorporation.

ARTICLE VII

SECTION 7.01.  Bylaws.  In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the Bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the law of the State of Delaware or this Amended and Restated Certificate of Incorporation.

ARTICLE VIII

SECTION 8.01.  Limitation on Director Liability.  To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX

SECTION 9.01.  Indemnification.  Each person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person) shall be indemnified and held harmless by the Corporation to the fullest extent permitted or authorized by the DGCL against all expenses (including attorneys’ fees), liability and loss reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that the Corporation shall not be obligated to indemnify any director, officer, employee or agent of the Corporation (including the heirs, executors, administrators or estate of such person) in connection with any civil or criminal action, suit or proceeding (any of the foregoing, a “Proceeding”) (or part thereof) initiated by such person (other than Proceedings to enforce indemnification or expense reimbursement or advancement rights hereunder) unless such Proceeding (or part thereof) was authorized or consented to by the Board.  The Corporation may, but shall not be obligated to, maintain insurance, at its expense, for its benefit in respect of such indemnification and that of any such person whether or not the Corporation would otherwise have the power to indemnify such person.

Expenses incurred by a person who is or was a director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in defending a Proceeding, shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt by the Corporation of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation under this Article IX.

If a claim for indemnification under this Section 9.01 after the final disposition of the Proceeding is not paid in full within 90 calendar days after a written claim therefor has been received by the Corporation, or if a claim for payment of expenses under this Section 9.01 is not paid in full within 20 calendar days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

The rights conferred on any person by this Section 9.01 shall not be exclusive of any other rights which such person may have or hereafter acquire under any law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any agreement, any vote of stockholders or resolution of disinterested directors or otherwise.  The Corporation’s obligation, if any, to indemnify any person that was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity, as applicable.

Any amendment, modification or repeal of the foregoing provisions of this Section 9.01 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

SECTION 9.02.  Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by or granted pursuant to this Article IX shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation, or other person indemnified hereunder, and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such person.

ARTICLE X

SECTION 10.01.  Meetings of Stockholders.  Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE XI

SECTION 11.01.  DGCL Section 203.  The Corporation hereby expressly elects not to be governed by the provisions of Section 203 of the DGCL, and the restrictions and limitations set forth therein.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Scott H. Pearce, its President and Chief Executive Officer, as of the 14th day of June, 2007.

/s/ Scott H. Pearce
Name:	Scott H. Pearce
Title:	President and Chief Executive Officer

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